UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNH INDUSTRIAL N.V.

(formerly FI CBM Holdings N.V.)

(Name of the Issuer)

Kingdom of The Netherlands	Not applicable
(State or Other Jurisdiction of Incorporation or Organisation)	(I.R.S. Employer Identification No.)

Cranes Farm Road

Basildon

Essex SS14 3AD

United Kingdom

Tel. No.: +44 1268 533000

(Address of Principal Executive Offices)

CNH Global N.V. Equity Incentive Plan

CNH Global N.V. Directors’ Compensation Plan

Fiat Industrial S.p.A. Long-Term Incentive Plan

CNH Industrial N.V. Directors’ Compensation Plan

(Full Title of the Plan)

Scott Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel.: 212-558-4000	Roberto Russo CNH Industrial N.V. Cranes Farm Road Basildon Essex SS14 3AD United Kingdom Tel. No.: +44 1268 533000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares par value €0.01 per share	23,421,146(3)	Not applicable	$224,664,536(4)	$30,644.25

(1)	CNH Industrial N.V. (“CNH Industrial”) is offering common shares pursuant to the Fiat Industrial Long-Term Incentive Plan (the “Fiat Industrial Plan”), the CNH Global N.V. Equity Incentive Plan (the “CNH Global Plan”) and the CNH Global N.V. Directors’ Compensation Plan (the “CNH Global Directors’ Compensation Plan” and together with Fiat Industrial Plan and the CNH Global Plan, the “Rollover Plans”) following the assumption by CNH Industrial of the obligations under the Rollover Plans in connection with the merger of each of Fiat Industrial S.p.A. (“Fiat Industrial”) and CNH Global N.V. (“CNH”) with and CNH Industrial, pursuant to the merger agreement by and among CNH Industrial, Fiat Industrial, CNH and Fiat Netherlands Holding N.V. dated November 25, 2012. CNH Industrial is also offering common shares pursuant to the CNH Industrial N.V. Directors’ Compensation Plan (the “CNH Industrial Directors’ Compensation Plan” and together with the “Rollover Plans”, the “Plans”), which was approved by the shareholder and adopted by the Board of Directors of CNH Industrial on September 9, 2013.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional common shares which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding commons shares.
(3)	Represents the number of CNH Industrial common shares available for issuance (i) in connection with obligations (a) assumed by CNH Industrial (a) under the Fiat Industrial Plan based on an exchange ratio of 1 CNH Industrial common share for each Fiat Industrial ordinary share (the “FI Exchange Ratio”) and (b) under the CNH Global Plan and the CNH Global Directors’ Compensation Plan, based on an exchange ratio of 3.828 CNH Industrial common share for each CNH ordinary share (the “CNH Exchange Ratio”) and (ii) in connection with CNH Industrial Directors’ Compensation Plan.
(4)	Estimated solely for the purpose of calculating the registration fee. The offering price per share of the common shares was calculated based on the average of the high and low prices of the Fiat Industrial ordinary shares on the Mercato Telematico Azionario and on the euro to dollar exchange rate, as reported on Bloomberg, both as of September 25, 2013. The Fiat Industrial ordinary shares was used as a reference because the ordinary shares of Fiat Industrial have been converted into common shares of Fiat Industrial at the 1:1 FI Exchange Ratio. Pursuant to Rule 457(h) under the Securities Act, the aggregate offering price of the Common Shares to be issued in relation to stock options under the Plans was calculated based on the weighted average price per share at which the stock options could be exercised as of September 25, 2013.

EXPLANATORY NOTE

In connection with the merger (the “Merger”) of Fiat Industrial S.p.A. (“Fiat Industrial” or “FI”) and CNH Global N.V. (“CNH”) with and into CNH Industrial N.V. (“CNH Industrial”, the “Company” or the “Registrant”), pursuant to the terms of a merger agreement entered into by and among CNH Industrial, Fiat Industrial, CNH and Fiat Netherlands Holding N.V. dated November 25, 2012 (the “Merger Agreement”), CNH Industrial assumed the sponsorship of the Fiat Industrial Long-Term Incentive Plan (the “Fiat Industrial Plan”), the CNH Global N.V. Equity Incentive Plan (the “CNH Global Plan”) and the CNH Global N.V. Directors’ Compensation Plan (the “CNH Global Directors’ Compensation Plan” and together with Fiat Industrial Plan and the CNH Global Plan, the “Rollover Plans”), effective as of September 29, 2013 (the “Effective Date”).

On the Effective Date, in accordance with the terms of the Merger Agreement: (a) each option, restricted share unit, performance unit or share appreciation right of Fiat Industrial (the “FI Incentives”) have been converted into an option, restricted share unit, performance unit or share appreciation right, as applicable, (i) with respect to a number of common shares of the Company, par value €0.01 per share (“Common Shares”) equal to the equivalent number of ordinary shares of FI, par value €1.57 per share (“FI Ordinary Shares”) subject to such FI Incentive prior to the Effective Date and (ii) at the exercise price per FI Ordinary Share as subject to such FI Incentive immediately prior to the Effective Date (collectively, as converted, the “FI-Company Incentives”) and (b) each option, restricted share unit, performance unit or share appreciation right of CNH (the “CNH Incentives”) have been converted into an option, restricted share unit, performance unit or share appreciation right, as applicable, (i) with respect to a number of Common Shares equal to the product (rounded down to the nearest whole number) of (x) the equivalent number of common shares of CNH, par value €2.25 per share (“CNH Common Shares”) subject to such CNH Incentive prior to the Effective Date and (y) the CNH Exchange Ratio (as defined in the Merger Agreement) and (ii) in the case of an option, at the exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per CNH Common Share of such option immediately prior to the Effective Date, divided by (B) the CNH Exchange Ratio (as converted, the “CNH-Company Incentives” and, together with the FI-Company Incentives, the “Equity Incentives”);

Furthermore, on September 9, 2013 the CNH Industrial N.V. Directors’ Compensation Plan (the “CNH Industrial Directors’ Compensation Plan” and together with the “Rollover Plans”, the “Plans”) was approved by the shareholder and adopted by the Board of Directors of CNH Industrial.

This Registration Statement on Form S-8 registers the aggregate number of Common Shares that may be issued with respect to the Equity Incentives and under the CNH Industrial Directors’ Compensation Plan. As of the Effective Time, CNH Industrial assumed all the obligations of Fiat Industrial and CNH, respectively, under the Rollover Plans, including the outstanding Equity Incentives granted thereunder.

The assumed Equity Incentives shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to such CNH Incentives and the FI Incentives prior to the Effective Date.

As of the Effective Date, (i) the Fiat Industrial Plan has been amended such that all references to FI shall be deemed to refer to the Company; (ii) the CNH Global Plan and the CNH Global Directors’ Compensation Plan have been amended such that all references to CNH shall be deemed to refer to the Company; (iii) the Fiat Industrial Plan has been amended such that all references to FI Ordinary Shares shall be deemed to refer to Company Common Shares; (iv) the CNH Global Plan and the CNH Global Directors’ Compensation Plan have been amended such that all references to CNH Common Stock shall be deemed to refer to Company Common Shares; (v) the Fiat Industrial Plan has been amended such that all references to the Compensation Committee shall be deemed to refer to the Compensation Committee of the Board of the Company and (vi) the CNH Global Plan and the CNH Global Directors’ Compensation Plan have been amended such that all references to the Committee shall be deemed to refer to the Compensation Committee of the Board of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A)

PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

CNH Industrial will provide participants of the Plans, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to CNH Industrial N.V., Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom, Attention: Corporate Secretary, telephone number +44 1268 533000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates herein by reference the following documents filed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) by the Registrant with the SEC:

(a)	The prospectus dated June 6, 2013, which forms part of the Company’s Registration Statement on Form F-4 (No. 333-188600);

(b)	The description of the Common Shares included or incorporated by reference under Item 1 of the Company’s Registration Statement on Form 8-A (No. 001-36085), as filed by the Company with the SEC on September 23, 2013 (No. 001-36085).

(c)	The Company’s Report of Foreign Private Issuer on Form 6-K, filed with the SEC on September 30, 2013.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 17 of the Articles of Association of the Registrant provides that:

“The company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, against any and all expenses actually and necessarily incurred by any of them in connection with the defence of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director or officer of the company, or of such other company, except in relation to matters as to which any such person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.”

The Registrant has obtained directors’ and officers’ liability insurance, which, subject to policy terms and limitations, includes coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay its directors or officers. In addition, the Registrant expect to enter into indemnification agreements with each of its outside directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-closing effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, on the 30th day of September, 2013.

CNH Industrial N.V.

By:	/s/ Richard Tobin
Name:	Richard Tobin
Title:	Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Tobin and Massimiliano Chiara, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on the 30th day of September, 2013:

Statements	Title

Chairman
Sergio Marchionne

/s/ Richard Tobin	Chief Executive Officer (Principal Executive Officer)
Richard Tobin

/s/ Massimiliano Chiara	Chief Financial Officer (Principal Financial Officer)
Massimiliano Chiara

/s/ Monica Ciceri	Chief Accounting Officer (Principal Accounting Officer)
Monica Ciceri

Director
John Elkann

/s/ Mina Gerowin	Director
Mina Gerowin

/s/ Maria Patrizia Grieco	Director
Maria Patrizia Grieco

/s/ Léo Houle	Director
Léo Houle

/s/ Peter Kalantzis	Director
Peter Kalantzis

/s/ John Lanaway	Director
John Lanaway

/s/ Guido Tabellini	Director
Guido Tabellini

/s/ Jacqueline Tammenoms Bakker	Director
Jacqueline Tammenoms Bakker

Director
Jacques Theurillat

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on by the undersigned as the duly authorized representative of CNH Industrial N.V. in the United States.

CNH Industrial N.V.

By:	/s/ Richard Tobin
Name:	Richard Tobin
Title:	Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Articles of Association (incorporated herein by reference to Appendix D to the Registration Statement on Form F-4 Filed by FI CBM Holdings N.V. on May 14, 2013)

4.2	CNH Global N.V. Equity Incentive Plan

4.3	Fiat Industrial S.p.A. Long-Term Incentive Plan

4.4.	CNH Global N.V. Directors’ Compensation Plan

4.5	CNH Industrial N.V. Directors’ Compensation Plan

5.1	Opinion of Freshfields Bruckhaus Deringer LLP as to the legality of the securities being registered

23.1	Consent of Reconta Ernst & Young S.p.A.

23.2	Consent of Ernst & Young LLP

23.3	Consent of Deloitte & Touche S.p.A.

23.4	Consent of Deloitte & Touche LLP

23.5	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-2 to this registration statement)

II-4